Exhibit 5.1

DLA Piper LLP (US) 2525 East Camelback Road, Suite 1000 Phoenix, Arizona 85016-4232 www.dlapiper.com T 480.606.5100

May 31, 2013

DriveTime Automotive Group, Inc.

DT Acceptance Corporation

4020 East Indian School Road

Phoenix, Arizona 85018

Ladies and Gentlemen:

We have acted as counsel to DriveTime Automotive Group, Inc., a Delaware corporation, and DT Acceptance Corporation, an Arizona corporation (together, the “Issuers”), and the Additional Registrants (as defined below), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Issuers with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Issuers are registering under the Securities Act (i) an aggregate of up to $50,000,000 in principal amount of their 12.625% Senior Secured Notes due 2017 (the “Exchange Notes”) to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Issuers’ outstanding 12.625% Senior Notes due 2017 (the “Outstanding Notes”) and (ii) the Guarantees of 12.625% Senior Secured Notes due 2017 (the “Guarantees”) of the additional registrants listed in the Registration Statement (the “Additional Registrants”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Outstanding Notes were issued, and the Exchange Notes will be issued, pursuant to an Indenture dated as of June 4, 2010 (the “Indenture”), among the Issuers, the Additional Registrants and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In rendering the opinion expressed below, we have examined originals or copies of: (a) the Registration Statement, in the form filed with the Commission; (b) the Registration Rights Agreement among the Issuers, the Additional Registrants, Jefferies LLC and Wells Fargo Securities, LLC, dated May 2, 2013 (the “Registration Rights Agreement”); (c) the Indenture; (d) specimens of the certificates representing the Exchange Notes; and (e) the other documents delivered by or on behalf of the Issuers and the Trustee as of the date hereof in connection with the delivery of the Exchange Notes. We have also examined such other instruments, corporate records, certificates of public officials, certificates of officers or other representatives of the Issuers and others and other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

We have assumed the following: (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic original documents of all documents submitted to us as copies; (d) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed as of their stated dates; (e) the legal capacity of natural persons; (f) that the Indenture and the Registration Rights Agreement have been duly authorized, executed and delivered by each of the parties thereto other than the Issuers and the Additional Registrants and constitute legally valid, binding

DriveTime Automotive Group, Inc.

DT Acceptance Corporation

May 31, 2013

and enforceable obligations of such parties enforceable against such parties in accordance with their terms; (g) that the Exchange Notes will be duly authenticated by the Trustee; and (h) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Issuers and others.

Members of our firm are admitted to the bar in the States of New York and Arizona, and we express no opinion as to any matter relating to laws of any jurisdiction other than the federal laws of the United States of America, the General Corporation Law of the State of Delaware (the “DGCL”), and the laws of the States of New York and Arizona, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction. We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statues and provisions.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences; (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles; or (iii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law.

On the basis of the foregoing and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we advise you that in our opinion, when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and (ii) the Exchange Notes have been duly executed and delivered by the Issuers and authenticated by the Trustee in accordance with the provisions of the Indenture and exchanged for the Outstanding Notes in accordance with the terms of the Exchange Offer:

(a) the Exchange Notes will constitute valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms, and will be entitled to the benefits provided by the Indenture; and

(b) the Guarantees will constitute valid and binding obligations of the Additional Registrants enforceable against the Additional Registrants in accordance with their terms, and will be entitled to the benefits provided by the Indenture.

DriveTime Automotive Group, Inc.

DT Acceptance Corporation

May 31, 2013

We disclaim any obligation to update this opinion after the effective date of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. The giving of this consent, however, does not constitute an admission that we are “experts” within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)